Entrada Therapeutics Reports Third Quarter 2025 Financial Results

-- Company on track to report ELEVATE-44-201 data from first patient cohort in Q2 2026 --

-- First patient dosed in ELEVATE-45-201 and the Company is on track to report data from the first patient cohort in mid-2026 --
-- Filed for regulatory authorization in U.K. to initiate ELEVATE-50-201, a global Phase 1/2 MAD clinical study of ENTR-601-50 --

-- Expected cash runway extended into Q3 2027 with $327 million in cash, cash equivalents and marketable securities as of September 30, 2025 --

BOSTON, Nov. 06, 2025 (GLOBE NEWSWIRE) -- Entrada Therapeutics, Inc. (Nasdaq: TRDA) today reported financial results for the third quarter ended September 30, 2025, and highlighted recent business updates.

“This year, we have strategically positioned Entrada to significantly advance what we believe to be best-in-class therapies for people living with Duchenne muscular dystrophy and their families. We expect 2026 to be a data-rich year, with multiple potential value-creating inflection points across our growing Duchenne franchise,” said Dipal Doshi, Chief Executive Officer at Entrada Therapeutics. “The unmet medical need in Duchenne is profound, with the community calling for therapies that are both safe and effective. We look forward to delivering data from the first patient cohort of ELEVATE-44-201 in the second quarter of 2026 and ELEVATE-45-201 in mid-2026. With an expected cash runway extended into the third quarter of 2027, we believe we are well-positioned to advance and expand our unique pipeline of intracellular therapeutics.”

Third Quarter and Recent Corporate Highlights

Clinical-Stage Development Pipeline: Entrada continues to advance multiple clinical programs in people living with Duchenne muscular dystrophy (DMD) in the U.K., EU and U.S. By year-end, the Company expects to have three clinical-stage programs in its DMD franchise (ENTR-601-44, ENTR-601-45 and ENTR-601-50), complementing the ongoing progress of its myotonic dystrophy type 1 (DM1) partnership (VX-670) with Vertex.

•ELEVATE-44-201: Completed enrollment of Cohort 1 of the global Phase 1/2 multiple ascending dose (MAD) portion of the clinical study of ENTR-601-44 in ambulatory patients living with DMD who are amenable to exon 44 skipping. An independent Data Monitoring Committee (DMC) has reviewed initial data from the eight patients enrolled in Cohort 1 of the blinded, placebo-controlled MAD portion of the study and supports continuation without any protocol modifications. The Company is on track to report data from Cohort 1 (6 mg/kg) in the second quarter of 2026, with data from Cohort 2 and Cohort 3 (up to 12 mg/kg and 18 mg/kg) to follow.
•ELEVATE-44-102: The Company expects to initiate a Phase 1b MAD clinical study of ENTR-601-44 in ambulatory and non-ambulatory adults living with DMD in the U.S. in the first half of 2026.
•ELEVATE-45-201: First patient dosed in the global Phase 1/2 MAD clinical study of ENTR-601-45 in ambulatory patients living with DMD who are amenable to exon 45 skipping. The Company is on track to report data from Cohort 1 (5 mg/kg) in mid-2026, with data from Cohort 2 and Cohort 3 (up to 10 mg/kg and 15 mg/kg) to follow.
•ELEVATE-50-201: The Company filed for regulatory authorization from the U.K.’s Medicines and Healthcare Products Regulatory Agency (MHRA) and Research Ethics Committee to initiate a global Phase 1/2 MAD clinical study of ENTR-601-50 in ambulatory patients living with DMD who are amenable to exon 50 skipping. The Company expects to submit regulatory applications in the EU for ENTR-601-50 in the second half of 2026 and initiate the study by the end of 2026.
•ENTR-601-51: The Company expects to submit global regulatory applications for ENTR-601-51 in 2026.
•VX-670: Vertex continues to enroll and dose the MAD portion of the global Phase 1/2 clinical trial of VX-670 in people living with DM1, which will assess both safety and efficacy. Vertex is on track to complete enrollment and dosing in the trial in the first half of 2026.

Expanding Preclinical Pipeline: The Company has generated positive preclinical data from programs focused on ocular and metabolic diseases, which include new moieties. The Company has advanced two ocular programs into lead optimization, with the first clinical candidate nomination expected by year-end 2025.

Upcoming Investor Conferences

•Jefferies Global Healthcare Conference in London, U.K. on November 18.
•Evercore Healthcare Conference in Miami, Florida on December 3.

Third Quarter 2025 Financial Results

Cash Position: Cash, cash equivalents and marketable securities were $326.8 million as of September 30, 2025, compared to $420.0 million as of December 31, 2024. The decrease was primarily driven by cash used to fund operations. Based on current operating plans, the Company believes that its cash, cash equivalents and marketable securities as of September 30, 2025 will be sufficient to fund its operations into the third quarter of 2027.

Collaboration Revenue: Collaboration revenue was $1.6 million for the third quarter of 2025, compared to $19.6 million for the same period in 2024. This decrease is primarily attributable to the substantial completion of the collaboration research plan activities associated with VX-670.

Research & Development (R&D) Expenses: R&D expenses were $38.4 million for the third quarter of 2025, compared to $31.3 million for the same period in 2024. The increase was primarily driven by additional costs incurred related to the Company’s DMD programs, as well as higher personnel costs (including non-cash, stock-based compensation).

General & Administrative (G&A) Expenses: G&A expenses were $10.3 million for the third quarter of 2025, compared to $10.0 million for the same period in 2024. The increase was primarily due to higher personnel costs (including non-cash, stock-based compensation).

Net Income (loss): Net loss was $(44.1) million for the third quarter of 2025, compared to a net loss $(14.0) million for the same period in 2024.

About Entrada Therapeutics
Entrada Therapeutics is a clinical-stage biopharmaceutical company aiming to transform the lives of patients by establishing a new class of medicines that engage intracellular targets that have long been considered inaccessible. The Company’s Endosomal Escape Vehicle (EEV™)-therapeutics are designed to enable the efficient intracellular delivery of a wide range of therapeutics into a variety of organs and tissues, resulting in an improved therapeutic index. Through this proprietary, versatile and modular approach, Entrada is advancing a robust development portfolio of RNA- and protein-based programs for the potential treatment of neuromuscular and ocular diseases, among others. The Company’s lead oligonucleotide programs are in development for the potential treatment of people living with Duchenne who are exon 44, 45, 50 and 51 skipping amenable. Entrada has partnered to develop a clinical-stage program, VX-670, for myotonic dystrophy type 1.

For more information about Entrada, please visit our website, www.entradatx.com, and follow us on LinkedIn.

Forward-Looking Statements
This press release contains express and implied forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements regarding Entrada’s strategy, future operations, prospects and plans, objectives of management, the validation and differentiation of Entrada’s approach and EEV platform and its ability to provide a potential treatment for patients, expectations regarding Entrada’s Phase 1/2 MAD clinical study of ENTR-601-44, including the timing of data from Cohort 1 in the second quarter of 2026, expectations regarding initiation of the planned ELEVATE-44-102 study in the U.S. in the first half of 2026, expectations regarding the timing of regulatory filings in the EU for the planned Phase 2 clinical study for ENTR-601-50 in the second half of 2026 and initiation by the end of 2026, pending clearance, expectations regarding the timing of global regulatory filings for the planned Phase 2 clinical study for ENTR-601-51 in 2026, the ability to recruit for and complete global Phase 2 clinical studies for ENTR-601-44, ENTR-601-45, ENTR-601-50 and ENTR-601-51, the potential therapeutic benefits of Entrada’s EEV product candidates and the ability to advance therapeutic candidates in indications beyond neuromuscular disease, including the potential for ENTR-601-44 to be a transformative treatment option, the continued development and advancement of ENTR-601-44, ENTR-601-45,

ENTR-601-50, and ENTR-601-51 for the potential treatment of DMD and the partnered product candidate VX-670 for the potential treatment of DM1, expectations regarding the progress and success of Entrada’s collaboration with Vertex, the ability to continue to expand and develop additional therapeutic programs, including further exon skipping programs, and the sufficiency of its cash resources into the third quarter of 2027, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “predict,” “project,” “potential,” “should,” or “would,” or the negative of these terms, or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Entrada may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including: uncertainties inherent in the identification and development of product candidates, including the conduct of research activities and the initiation and completion of preclinical studies and clinical studies; uncertainties as to the availability and timing of results from preclinical and clinical studies; the timing of and Entrada’s ability to submit and obtain regulatory clearance and initiate clinical studies; whether results from preclinical studies or clinical studies will be predictive of the results of later preclinical studies and clinical studies; whether Entrada’s cash resources will be sufficient to fund the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; as well as the risks and uncertainties identified in Entrada’s filings with the Securities and Exchange Commission (SEC), including the Company’s most recent Form 10-K and in subsequent filings Entrada may make with the SEC. In addition, the forward-looking statements included in this press release represent Entrada’s views as of the date of this press release. Entrada anticipates that subsequent events and developments will cause its views to change. However, while Entrada may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Entrada’s views as of any date subsequent to the date of this press release.

ENTRADA THERAPEUTICS, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Collaboration revenue	$1,614	$19,570	$24,122	$173,384
Operating expenses:
Research and development	38,361	31,257	108,312	91,900
General and administrative	10,304	9,971	31,500	28,606
Total operating expenses	48,665	41,228	139,812	120,506
(Loss) income from operations	(47,051)	(21,658)	(115,690)	52,878
Other income:
Interest and other income	3,571	5,766	11,936	14,346
Total other income	3,571	5,766	11,936	14,346
(Loss) income before provision for income taxes	(43,480)	(15,892)	(103,754)	67,224
Provision for (benefit from) income taxes	654	(1,860)	832	2,729
Net (loss) income	$(44,134)	$(14,032)	$(104,586)	$64,495
Net (loss) income per share, basic	$(1.06)	$(0.35)	$(2.53)	$1.79
Net (loss) income per share, diluted	$(1.06)	$(0.35)	$(2.53)	$1.72
Weighted‑average common shares outstanding, basic	41,462,567	40,629,602	41,293,108	36,118,930
Weighted‑average common shares outstanding, diluted	41,462,567	40,629,602	41,293,108	37,583,486

ENTRADA THERAPEUTICS, INC.
Condensed Consolidated Balance Sheet Data (Unaudited)
(In thousands)

	September 30,	December 31,
	2025	2024
Cash, cash equivalents and marketable securities	$326,838	$419,998
Total assets	$412,898	$526,321
Total liabilities	$72,182	$97,643
Total stockholders’ equity	$340,716	$428,678

Investor Contact
Karla MacDonald
Chief Corporate Affairs Officer
kmacdonald@entradatx.com

Patient Advocacy Contact
Sarah Friedhoff
Head of Patient Advocacy
patientadvocacy@entradatx.com

Media Contact
Megan Prock McGrath
CTD Comms, LLC
megan@ctdcomms.com